EXHIBIT 99.1

GENERAL FINANCE CORPORATION DECLARES DIVIDEND OF $2.30 PER SHARE ON ITS 9.00% SERIES C CUMULATIVE REDEEMABLE PERPETUAL PREFERRED STOCK

PASADENA, CA – July 14, 2017 – General Finance Corporation (NASDAQ:GFN), a leading specialty rental services company offering portable storage, modular space and liquid containment solutions (the “Company”), announced today that in accordance with the terms of its 9.00% Series C Cumulative Redeemable Perpetual Preferred Stock (NASDAQ:GFNCP) (the “Series C Preferred Stock”), the Board of Directors has declared a cash dividend of $2.30 per share. The dividend is the seventeenth dividend being paid by the Company on its Series C Preferred Stock and is payable with respect to the period commencing on April 30, 2017 and ending on July 30, 2017. This dividend is payable on July 31, 2017 to preferred stockholders of record as of July 30, 2017.

About General Finance Corporation

Headquartered in Pasadena, California, General Finance Corporation (NASDAQ: GFN, www.generalfinance.com) is a leading specialty rental services company offering portable storage, modular space and liquid containment solutions. Management’s expertise in these sectors drives disciplined growth strategies, operational guidance, effective capital allocation and capital markets support for the Company’s subsidiaries. The Company’s Asia-Pacific leasing operations in Australia and New Zealand consist of majority-owned Royal Wolf Holdings Limited (www.royalwolf.com.au), the leading provider of portable storage solutions in those countries. The Company’s North America leasing operations consist of wholly-owned subsidiaries Pac-Van, Inc. (www.pacvan.com) and Lone Star Tank Rental Inc. (www.lonestartank.com), providers of portable storage, office and liquid storage tank containers, mobile offices and modular buildings. The Company also owns Southern Frac, LLC (www.southernfrac.com), a manufacturer of portable liquid storage tank containers and other steel-related products in North America. Royal Wolf’s shares trade under the symbol “RWH” on the Australian Securities Exchange.

Investor/Media Contact

Larry Clark
Financial Profiles, Inc.
(310) 622-8223